Exhibit 10.1

LICENSING AGREEMENT – SUITE OF APPS
THIS LICENSING AGREEMENT – SUITE OF APPS (the “Agreement”), entered into as of this 17th day of October, 2011 (“Effective Date”) by and between Apps Genius Corp, a Nevada Corporation (the “Company”), NEP Snooki Enterprises, LLC (the “Licensor”), and Starz Management & PR, engaged by the Company to act as the Licensor’s product development consultant and public relations and marketing firm with respect to the “Products” as defined in ¶1.1 below (“Starz”), each singly a “Party” and collectively the “Parties.”

ARTICLE I
EXCLUSIVE LICENSE

1.1 Licensed Property. Upon the terms and conditions set forth herein, the Licensor provides to the Company and its successors and assigns the exclusive license and privilege to utilize the name(s), signature, voice, logo, symbol, copyrights, trademarks, depictions, photographs, portraits, video recordings, audio recordings, photographic or non-photographic likeness(es), characters, characterizations, designs, visual representations and/or other elements of the persona and identity of Nicole Polizzi (known by the stage name “Snooki”) (the “Licensed Property”) for the development, manufacture, marketing, sale and distribution of social applications and social games which are released either (A) concurrently on both the Android and  iOS platforms or (B) concurrently on all of the Android, iOS, Facebook, Google+ platforms (each application a “Product” and, together with the Additional Products and Replacement Products, the “Products”).  The Products shall specifically exclude use of the Licensed Property in and in connection with (C) installable desktop computer games and games for gaming consoles such as Sony Playstation, Microsoft X-box, Nintendo and similar systems even if such games can interface with Android, iOS, Facebook, Google+ platforms, (D) mobile and social applications and mobile and social games designed to be released on Facebook only and (E) mobile and social applications and mobile and social games designed to be released on Google+ only  (the “License”).

1.2 Exclusivity. This License is an exclusive license throughout the Territory with respect to the Products and neither the Licensor itself nor any third party licensed by the Licensor shall by virtue of such third-party license have the right to advertise, promote, manufacture, sell or distribute nor cause the advertising, promotion, manufacture of, sale or distribution of the Products anywhere in the Territory. Licensor will not grant any other license for use of the Licensed Property in connection with the social applications and/or social games the same or substantially similar to Products to be announced and exploited during the Term; provided, Licensor may grant other license(s) for use of de minimus elements of the Licensed Product for use in such other social applications and/or social games.

1.3 Reservation of Rights. Any rights not expressly provided to the Company herein are reserved in their entirety to the Licensor, and the Licensor may use or withhold from use the Licensed Property in any manner with respect to any product or service at any time and in any territory.  Use of the Licensed Property, and the goodwill associated therewith, shall inure solely to the Licensor. Except for the license provided hereunder and as otherwise provided herein, (a) as between the parties, the Licensor retains all right, title and interest in and to the Licensed Property, and (b) the Company acknowledges and agrees that it will not have any right, title or interest in or to the Licensed Property, and the Company shall not make any claim or ownership or interest in or to such Licensed Property.  Furthermore, the Licensor reserves the right, where requested by a film, television, DVD, live stage or other entertainment or media project, to include in the conveyance of rights on such project the right of the project to use the Licensed Property in and in connection with licensing, endorsement, sponsorship, tie-ins, premiums and product placement and integration; provided, if so requested by the Company, the Licensor will attempt to resist such conveyance and if such attempt fails will request the licensing, endorsement, etc. be handled through the Company with regard to development, production, distribution and marketing of Products on terms to be negotiated between such project and the Company; provided, further, if such terms are not agreed, the Licensor will pay to Licensee an amount equal to one third (1/3) of the gross revenue (if any) received by Licensor during the Term from the sale of social applications and/or social games and advertising revenue on such social applications and/or social games and Licensor will nevertheless be deemed in full compliance with the terms and conditions of the Agreement.  It is anticipated by the Licensor that any such exploitation with a company other the Company will include the logo or so-called mark of the project in connection with applicable products and/or services along with the Licensed Property and not the Licensed Property alone; provided, however, an outcome inconsistent with this anticipation will not negate of otherwise compromise the Licensor’s deemed compliance with this Agreement.

1.4 Territory; Distribution Channels; Italian and Spanish Markets. The Licensor acknowledges that it is providing an exclusive license to the Company for the Products throughout the entire world (“Territory”). The Company shall have the right to distribution of the Products as set forth in ¶1.1 above. In the event “Jersey Shore,” the television show on which Snooki is a lead cast member, is syndicated in a language other than English for more than one consecutive season (the “Foreign Language Syndication”) then the Licensor may request that the Company produce any and/or all of the Products in the foreign language of the Foreign Language Syndication (the “Foreign Language Product”). If the Company fails to upload the Foreign Language Product for approval by the relevant platform within sixty (60) days of the Licensor’s request of such production, then the Licensor may terminate the rights in this Agreement as to the Foreign Language Product only. Upon such termination, the Licensor may arrange for the production of the Foreign Language Product with another third-party, which will be entitled to use the content and other elements of the Products; provided, however, the Company shall not be required to provide any party (either the Licensor or other third party) with any work-product, coding or other development-related contents of the Products.

ARTICLE II
PRODUCTION RIGHTS AND TERM OF LICENSE

2.1 Production of Products. The Company shall be entitled to develop, release and distribute and sell a total of four (4) Products within one (1) year of the Effective Date; provided, the first Product shall be released on or before November 23, 2011 (or on another date mutually agreed upon by both the Licensor and the Company). If the Company fails to release the initial Product by November 23, 2011, and such failure is not the result of the Licensor, then the Licensor may elect to terminate this Agreement. Each date that a Product is released shall be deemed to be a “Release Date.”   The approved concepts for the four (4) Products are set forth in the Marketing and Promotion Agreement attached to this Agreement as Exhibit A.

2.2 Removed Products. In the event any Product or any Additional Products are removed through no fault of the Company from the Apple App Store, Android Marketplace, Facebook, Google+ or any other third party marketplace that sells the Products (a “Removed Product”), then the Company shall be permitted to develop, market, sell and distribute an additional Product to replace the Removed Product (the “Replacement Product”), and the Company will not be responsible for any additional License Fee for such Replacement Product but the Company will pay to the Licensor royalties with respect to the Removed Product. In the event of a Removed Product, the Company will be permitted to produce and release only one Replacement Product; provided, however, the Licensor shall retain the right to approve the release of any Replacement Product. The Company represents and warrants that it will act in good faith to comply with all applicable rules and guidelines of each respective software platform, and will take all reasonable steps to avoid the removal of any Product from the Apple App Store, Android Marketplace, Facebook, Google+ or any other third party marketplace that sells the Products.

2.3 Reservation of Rights for the Products. It is agreed by the Company, and the Company represents and warrants, that customary industry standards shall be applied in determining if the Products are of like kind and quality including, but not limited to, all applicable international, national, federal, state and  laws, treaties and government orders and regulations. Nothing contained in this Agreement shall be construed as an assignment or grant to the Company of any right, title or interest in or to the Licensed Property, except for the rights provided to the Company herein. Except for the license of the Licensed Property provided hereunder and as otherwise provided herein, (a) as between the parties, the Company retains any right, title and interest in and to the Products, and (b) the Licensor acknowledges and agrees that it will not have any right, title or interest in or to the Products, and the Licensor shall not make any claim of ownership or interest in or to such Products. Additionally, any data obtained in connection with the release of any Products, including, but not limited to, data related to the users of each Product, shall be the property of the Company, subject to the rules and regulations of the marketplace and any other industry standards. Unless otherwise restricted by the Apple App Store, Android Marketplace, Facebook, Google+ or any other third party marketplace that sells the Products, the Company shall provide the Licensor with all data in their possession related to the users of each Product on a monthly basis, or as reasonably requested by the Licensor.

2.4 Term. The term of the License provided herein (“Term”) shall be one (1) year from the earlier of (i) the Release Date of fourth (4th) App described in ¶2.1 or (ii) eight (8) months after the Effective Date.  In the event that the Company successfully releases four (4) Products within the Term, the Company, with the mutual agreement of the Parties and the payment of the Additional Cash Fee set forth in ¶3.1(a) below, shall be entitled to release up to four (4) additional new Products (the “Additional Products”) during the Term which shall be extended for an additional one (1)-year period

2.5 Termination for Cause.

2.5.1            Termination by the Licensor. Licensor shall have the right to terminate this Agreement upon thirty (30) days written notice to the Company (i) in the event of any affirmative act of insolvency by the Company, (ii) upon the appointment of any receiver or trustee to take possession of the properties of the Company or upon the winding-up or any sequestration by governmental authority with respect to the Company or (iii) upon a material breach of any of the other material provisions hereof by the Company. Upon such material breach by the Company, the Licensor shall be entitled to retain the License Fee, as well as all further payment of Royalties with respect to the Products from the date of such breach and thereafter. If the material breach of the Company is cured within thirty (30) days of such notice by the Licensor, the Licensor may not terminate the Agreement.

2.5.2            Termination by the Company. The Company shall have the right to terminate this Agreement upon thirty (30) days written notice to the Licensor upon a material breach of any of the material terms and provisions of this Agreement and any agreements executed in conjunction with this Agreement. Such material breach by the Licensor will entitle the Company to retain a portion of the Royalties due to Licensor which the Company may attribute to such breach by the Licensor, as well as all other rights and remedies available to the Company under applicable laws, including but not limited to specific performance. If the material breach of the Licensor is cured within thirty (30) days of such notice by the Company, the Company may not terminate the Agreement.

2.6 Effect of Termination. Upon termination of this Agreement and after any possible cure periods as provided in Section 2.5 above, the Company agrees to promptly discontinue all use of the Licensed Property and that all rights in the Licensed Property provided to the Company hereunder and the goodwill connected therewith shall be returned to and shall remain the property of Licensor.

ARTICLE III
LICENSE FEES

3.1 License Fee. Upon the execution of this Agreement, the Company shall pay Licensor:

(a) A non-refundable cash payment of Fifty Five Thousand Dollars ($55,000), of which $50,000 shall be payable to Licensor and $5,000 shall be payable to Starz (collectively, the “Cash Fees”). In the event that the Company and the Licensor mutually agree to extend the Term and produce Additional Products, then upon such mutual agreement , the Company shall pay a non-refundable cash payment of Fifty Thousand Dollars ($50,000), of which $45,460 shall be payable to Licensor and $4,540 shall be payable to Starz (the “Additional Cash Fees”); and

(b) The non-refundable and non-returnable issuance of (i) warrants exercisable for one million one hundred thousand (1,100,000) shares of common stock of Apps Genius Corp, par value $0.001 (“Common Stock”), at an exercise price equal to $0.31 on a for-cash or cashless exercise basis (the “Warrants”) and (ii) 70,000 shares of Common Stock shall be issued to Starz. The Warrants will be exercisable by Licensor until the later of (iii) one hundred fifty (150) days following the end of the Term (and any extensions thereto) or (iv) eighteen (18) months following the Effective Date.  The Warrants will be divided among (v) Licensor, (vi) The Robert Thorne Company and (vii) Gregory V. Redlitz PLC, as directed by NEP and such division shall be deemed to be as of the Effective Date.  The shares of Common Stock underlying the Warrants shall be restricted shares with piggy-back registration rights. The Warrants shall not contain any anti-dilution rights but such shares underlying the Warrants, when exercised, shall have similar rights as all other Common Stock shareholders of the Company that do not have additional contractual rights.  Additionally, the shares of Common Stock underlying the Warrants shall contain piggy-back registration rights in any future registration statement filed by Company; provided, that there will be no piggy-back registration rights for any public offering or direct registration statement or if such shares of Common Stock underlying the Warrants are already available for resale; provided, further, that any such shares of Common Stock underlying the Warrants included in any resale registration statement will be cut-back first if the Securities and Exchange Commission requires shares to be cut-back per Rule 415 or other rule.

3.2 Royalties. The Company shall pay Licensor non-returnable royalties (“Royalties”) in an amount equal to 50% of the revenue generated, directly or indirectly, from the virtual sale of the Products, advertising sponsorship, commercial tie-ins and/or product placement related to the Licensed Property, and shall pay Starz Royalties equal to 10% of the revenue generated from the sale of the Products related to the Licensed Property. The revenue shall be calculated as the gross revenue less any mandatory third party commissions, including fees from all sites that sell and market the Products and any additional marketing or advertising expenses, and any recovery of Cash Fees as permitted in Section 3.3 below.

3.3 Recovery of Cash Fees. The Company shall be entitled to recover the Cash Fees from any revenue generated by the sale of the Products related to the Licensed Property by deducting the Cash Fee (or Additional Cash Fees, if applicable) prior to the payment of any royalties to be paid-out pursuant to Section 3.2 above; provided, however, the Company shall only be entitled to deduct a maximum of Thirteen Thousand Seven Hundred Fifty Dollars ($13,750) for each Product related to the Licensed Property. For the sake of clarity, the Company may only recover a maximum of Thirteen Thousand Seven Hundred Fifty Dollars ($13,750) from the revenue generated from each individual Product.

3.4 Accountings; Books and Records. Accountings and payment of the respective payment of Royalties shall occur on a monthly basis. All Royalties shall be distributed within thirty (30) days of the receipt of payments received by the Company with respect to revenues generated by the virtual sale of the Products, advertising sponsorship, commercial tie-ins and/or product placement related to the Licensed Property. The Company agrees to keep accurate books of account and records covering all transactions relating to the virtual sale of the Products, advertising sponsorship, commercial tie-ins and/or product placement related to the Licensed Property. Licensor shall have the right to audit and/or examine the Royalty payments no more than once per year.  The Licensor shall bear all expenses associated with such audit; provided, the Company shall reimburse the Licensor for reasonable expenses (accountants’ fees, attorneys’ fees and costs) related to an audit if the audit of any statement reveals at least a five percent (5%) underpayment (an “Underpayment”). In the event of an Underpayment, the Company shall promptly pay the Licensor all amounts past due, plus three (3) percentage points over the then prevailing prime interest rate in effect on the date of the audit settlement as reflected in the Wall Street Journal. All books of account and records shall be kept available for at least one (1) year after the termination of this Agreement. The Company shall allow Licensor and its authorized representatives continuous online access to the Company’s sales reports from the Apple App Store, Android Market, Facebook, Google+ and the other third parties that sell the Products, solely relating to the sales of the Products related to the Licensed Property, as well as access to the advertising sales agency, if applicable, with respect to advertising, sponsorship, commercial tie-ins and/or product placement related to the Licensed Property.

ARTICLE IV
PRODUCTS DEVELOPMENT AND QUALITY CONTROL

4.1 Product Development.  The Company shall be responsible for the development of the Products related to the Licensed Property. The Licensor and its representative shall be reasonably available for consultation, and to attend development meetings as reasonably requested by the Company. Snooki shall be available for at a minimum of one (1) development meeting during each of calendar years 2011 at either the Company’s headquarters located in Red Bank, New Jersey or at a location in the New York metropolitan area reasonably acceptable to the Parties. Snooki may attend additional developmental meetings, at her convenience, at a location mutually agreeable to all Parties.

4.2 Licensor Approval. The parties agree that Licensor shall have creative approval with regard to the Products, including the name, concept, product design and content of each Product and its marketing, advertising, promotion and publicity (content, timing, servicing strategy) and release pattern; provided, that such approval shall not be unreasonably withheld. Prior to beginning development of any Product, the Company shall provide the Licensor with a proposal for a new Product. If the Licensor has an objection, it shall provide a written objection specifically discussing the objection within four (4) business days of receipt of the proposal.  If the Company does not receive an objection from the Licensor, the Company can begin working on the new Product. Licensor’s approvals or objections shall be based upon subjective standards as to aesthetics based upon its requirements for the reputation of products or services relating to the Licensed Property. The Licensor and the Company shall use their commercially reasonable efforts to closely collaborate and rectify the basis for any objection within a time period required to meet reasonable production deadlines and requirements of both parties, and to resolve any disagreement to have a final satisfactory common project.

4.3 Product Marketing Advertising and Promotion. The Company shall be responsible for marketing, advertising, promoting and publicizing each Product related to the Licensed Property; provided, the Licensor shall fully cooperate in the marketing efforts by endorsing the Company and its Products related to the Licensed Property, but Licensor shall not be required to endorse the Company independent of the Products. A more detailed Marketing and Promotion Agreement is contained in attached Exhibit A.

4.4 Quality Control and Technical Support. The Company shall be responsible for ensuring that the Products as developed shall comply in all material aspects with the agreed designs, models and prototypes and with all relevant and applicable laws, regulations, specifications and standards in force with respect thereto and with respect to all standards, rules and guidelines as are reasonably practicable within the industry. The Company shall provide all technical support on a continuing basis relating to the development and sale of the Products, and troubleshooting thereof, as it pertains to their sale on Android, iOS, Facebook, Google+ platforms, as well as any other third-party platform on which the Products are distributed.

4.5 Product Markings. The Product, as well as all promotional, packaging and advertising material, shall include all appropriate legal notices as required by Licensor, with the ™ or ® Trademark Notice symbol.  Additionally, the Company shall cause to appear: “NEP Snooki Enterprises, LLC ® & © 201_; Program Code Genius Apps Corp ® & © 201_.”

4.6 Piracy Enforcement. The Company will make all reasonable efforts to protect the Licensed Property and the Products from piracy and comply with the industry standard in protecting its Products from possible piracy. The Company agrees not to distribute any Products to any distributors that are known to the Company to engage in the use, manufacture, distribution or transfer or counterfeit, pirated or illegal software, or are otherwise engaged in unlawful business practices. The Company will reasonably cooperate with Licensor in the investigation of counterfeit, pirated or illegal copies of the Products. The Company agrees to report to Licensor, as soon as reasonably possible after it comes to the Company’s attention, any suspected counterfeiting, piracy or other infringement of copyright in the Licensed Property or the Products.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

5.1 General Representations.  Each party represents and warrants to the other party that: (i) it has the full authority to enter into this Agreement and to carry out its obligations under this Agreement and all actions necessary to authorize the execution, delivery and performance of this Agreement have been taken by such party; (ii) this Agreement has been duly authorized, validly executed and delivered by such Party and is a valid and binding agreement enforceable against such party in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity; and (iii) its compliance with the terms and conditions of this Agreement will not violate any applicable federal, state or local laws, regulations or ordinances or any third party agreements of which the parties, respectively, is aware.

5.2 Right to Licensed Property. Licensor further represents and warrants to the Company that, as of the date hereof, the Licensor exclusively owns all right, title and interest throughout the world in and to the Licensed Property, which Licensed Property has intrinsic value, including any Licensed Property that may be created in the future through the production of the Products.

5.3    Additional Representations of Company.  Company further represents and warrants as follows:

5.3.1         Capitalization The entire authorized capital stock of the Company consists of 100,000,000  shares of Common Stock, 25,751,400 shares of which are issued and outstanding and 20,000,000  shares of preferred stock, none of which has been issued.  Schedule 5.3.1 accurately and fully sets forth  the name of each holder of options to acquire Common Stock (each, an “Optionholder”) and the number of shares of  Common Stock subject to the option held by such Optionholder and the name of each holder of Warrants for Common Stock (each, a “Warrantsholder”) and the number of shares of  Common Stock subject to the Warrants held by such Warrantsholder. The Common Stock has been or, when issued will be, duly authorized, validly issued, fully paid, and nonassessable.

5.3.2         Litigation. There is not, and has never been, any proceeding pending or, to the actual knowledge of any employees, officers, or directors of the Company, threatened against or relating to the Company, any of its assets or properties, or any of its directors or officers in their capacities as such, and (b) there is no pending, or to the actual knowledge of any employees, officers, or directors of the Company, threatened proceeding against any person whom the Company has agreed to indemnify, and (c) there is not, and has never been, any proceeding pending or threatened in which the Company is the initiating party.

5.3.3         No Anti-dilution Rights.  As of the Effective Date, Adam Kotkin has no anti-dilution rights in shares of Common Stock issued to him.

ARTICLE VI
INDEMNIFICATION; INSURANCE

6.1           Each party (an “Indemnifying Party”) will indemnify, defend, and hold harmless the other party, and the other party’s affiliates, subsidiaries, successors and assigns (as applicable), and any of their respective officers, directors, employees and agents (each, an “Indemnified Party”), from and against any and all damages, liabilities, costs and expenses, including reasonable outside legal fees and expenses, in any third party lawsuit or proceeding based upon or otherwise arising out of a breach or alleged breach of the Indemnifying Party’s representations or warranties contained herein. Each Indemnified Party will (a) promptly notify the Indemnifying Party of such claim; (b) provide the Indemnifying Party with reasonable information, assistance and cooperation in defending the lawsuit or proceeding and (c) give the Indemnifying Party full control and sole authority over the defense and settlement of such claim, subject to the Indemnified Party’s approval of any such settlement, which approval will not be unreasonably withheld or delayed.

6.2           Company will throughout the Term and an appropriate post-Term “tail” period maintain policies of insurance for the  activities hereunder (including, without limitation, errors-&-omissions, general liability and public liability insurance) at its own cost and expense.  Such insurance must be from a qualified insurance company licensed to do business in New Jersey having a Moody’s Rating of B+ or better, have limits of not less than $1 million per occurrence and not less than $3 million in the aggregate and a deductible not greater than $25,000 (such deductible to be paid by Company with no contribution or offset against Licensor).  Licensor and Snooki will covered on such insurance as named (not additional) insured.  Such policies must provide protection against all claims, demands and causes of action arising out of the activities hereunder.  The policies must provide for 30 days’ notice to Licensor from the insurer by registered or certified mail, return receipt requested, in the event of any modification, cancellation, or termination thereof, and must contain a waiver of subrogation.  Company agrees to furnish to Licensor certificates of insurance evidencing such insurance as soon as reasonably possible but not later than the release of the initial Product as a condition to the right to include the Licensed Property in the Products.

ARTICLE VII
MISCELLANEOUS

7.1 Force Majeure. None of the parties shall be considered in default of performance under this Agreement to the extent that performance of such obligations is delayed or prevented by fire, flood, earthquake or similar natural disasters, riot, war, terrorism or civil strife, to the extent such default is beyond the reasonable control of such Party.

7.2 Effect of Headings.  The subject headings of the Sections and subsections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

7.3 Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  Facsimile or PDF copies of signatures shall be treated as originals for all purposes.

7.4 Gender.  Wherever appropriate in this Agreement, plural shall be deemed also to refer to the singular, the neuter shall be deemed to refer to the masculine, feminine or entity.

7.5 Parties in Interest.  Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any Party, nor shall any provision give any third person any right of subrogation over or against any Party.

7.6 No Agency. Nothing herein contained shall be construed to constitute the parties hereto as partners or as joint venturers, or either as agent of the other. Neither party shall have the power to obligate or bind the other party in any manner whatsoever.

7.7 Successors and Assigns.  This Agreement is assignable by the Company to any successor of the Company which acquires all or substantially all of the stock, assets or businesses of the Company, whether by sale, merger, recapitalization or other business combination, without Licensor’s consent; provided, any such successor or assignee shall provide Licensor with a written agreement that it shall be bound by all the terms of this Agreement. The Licensor shall have the right to assign its financial benefits hereunder; provided, the Licensor shall continue to perform its obligations hereunder. Except as specified in this Section, this Agreement is not assignable.

7.8 Confidentiality. The Company agrees not issue any press releases and/or public or trade announcements or make any public or trade statements with respect to this Agreement or the Products related to the Licensed Property without Licensor’s approval, which shall not be unreasonably withheld, provided, however, these restrictions do not apply to public announcements and filings legally required in compliance with federal laws, as well as rules promulgated by the Securities and Exchange Commission. The Parties acknowledge that all non-public information relating to the business and operations of Licensor and the Company which they learn or have learned from the other during or prior to the Term is confidential. The Parties acknowledge the need to preserve the confidentiality and secrecy of such information and agree that, both during the Term and after the expiration or termination hereof, they shall not use or disclose same, and shall take all reasonable steps to preserve in all respects such confidentiality and secrecy, it being understood that a Party shall have complied with the foregoing obligation if such Party understands at least the same measures and precautions it uses to safeguard its own confidential information. The provisions of this paragraph shall not apply with respect to: (a) any information that is generally available to the public other than as a result of disclosure in violation of the foregoing; (b) any information that is known to the Licensor prior to disclosure by the Company or independently developed by the Licensor; (c) any otherwise confidential information that is disclosed to the Licensor by a third party and such disclosure by the third party is not, to the best knowledge of the Licensor, in violation of any confidentiality agreement of that party to the Company; or (d) information that is required to be disclosed by judicial or administrative order or required to be disclosed to enforce the terms and conditions hereof.

7.9 Preparation of Agreement.  Each Party acknowledges  and agrees that:  (i) such Party had the advice of, or sufficient opportunity to obtain the advice of, legal counsel separate and independent of legal counsel for any other Party; (ii) the terms of the transactions contemplated by this Agreement are fair and reasonable to such Party; (iii) such Party has voluntarily entered into the transaction contemplated by this Agreement without duress or coercion; and (iv) no conflict, omission or ambiguity in this Agreement, or the interpretation thereof, shall be presumed, implied or otherwise construed against the other Party on the basis that such Party and/or its counsel was responsible for drafting this Agreement.

7.10 Severability.  It is the desire and intent of the Parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any jurisdiction.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

7.11 Expenses.  Each Party will bear its own costs and expenses (including, without limitation, fees and expenses of attorneys, accountants and other advisors) incurred in connection with this Agreement and the transactions contemplated hereby.

7.12 Arbitration. Except as otherwise expressly provided in this Agreement, any dispute, controversy or claim arising out of or relating to this Agreement, its interpretation or enforcement, except with respect to an equitable claim, shall be resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association conducted by one arbitrator. Any ruling by the arbitrator shall be final and binding on the parties and may be entered in any court of competent jurisdiction. The arbitrator shall have no authority to modify or expand this Agreement or any of the provisions of this Agreement. The arbitrator is specifically authorized to render partial or summary judgment. Subject to the provisions of Section 11.11, each party will bear its own attorney’s fees associated with the arbitration, and each party shall bear an equal share of all fees, costs and expenses of the arbitrator. The arbitration proceeding and all testimony, filings, documents, and other information produced or given in connection with the arbitration shall be treated as confidential information, except as may be necessary to enter any arbitration ruling in a court of competent jurisdiction or as otherwise may be required by law. The prevailing party in any dispute relating to this Agreement resulting in a final judgment by any court or arbitration panel shall be entitled to the payment of all attorneys fees and costs incurred (including all fees, costs and expenses of an arbitration).

7.13 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California without regard to the choice of law principles thereof.  Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the Superior Courts of the State of California sitting in Los Angeles and the Central District of California for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby.  Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement.  Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court.  Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. The prevailing party in any dispute relating to this Agreement resulting in a final judgment by any court shall be entitled to the payment of all attorney’s fees and costs incurred (including all fees, costs and expenses of a lawsuit). EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

7.14 Notices.  Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered or sent by a nationally recognized overnight courier or by registered mail or certified mail, postage prepaid, return receipt requested or by facsimile followed by confirmation, addressed as follows:

If to Licensor:
NEP Snooki Enterprises, LLC
c/o The Robert Thorne Company
9654 Heather Rd
Beverly Hills, CA 90210
Tel.:  (310) 288-5800
Fax:  (310) 860-1200

Tel.: (310) 288-5800
Fax: (310) 860-1200
Attn: Robert Thorne

With a copy mandatorily and concurrently to:
Gregory V. Redlitz PLC
9654 Heather Rd
Beverly Hills, CA 90210
Tel.:  (310) 288-5800
Fax:  (310) 860-1200
Attn: Gregory V. Redlitz

Neon Entertainment
3577 Harlem Road
Buffalo, New York 14225
Tel.: 716-836- 6366
Fax: 716-634-1641
Attn: Scott Talarico

Hirsch Wallerstein Hayum Matlof + Fishman
10100 Santa Monica Boulevard, Suite 1700
Los Angeles, California  90067
Tel.:  (310) 703-1700
Fax:  (310) 703-1799
Attn: Ryan Nord, Esq.

If to the Company:
Apps Genius Corp
157 Broad Street, Suite 109C
Red Bank, New Jersey 07701
Tel.: (732) 530-1267
Attn: Adam Kotkin, Chief Executive Officer

With a copy to (which shall not constitute as notice):
Anslow & Jaclin, LLP
195 Route 9 South
Manalapan, New Jersey 07726
Tel.: (732) 409-1212
Fax: (732) 577-1188
Attn: Gregg E. Jaclin, Esq.

If to Starz:
Starz Management & PR
9903 Santa Monica Boulevard, Ste. 511
Beverly Hills, CA 90212
Tel.:  (310) 598-1212
Fax:  (646) 220-2201
Attn: Sergey Knazev

or such other addresses as shall be furnished in writing by any Party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered if personally delivered, on the next business day if sent by overnight courier, three business days after deposited in the U.S. mail if sent by registered or certified mail, return receipt requested, postage prepaid and on the day that receipt is confirmed if delivered by facsimile.

7.15.           Entire Agreement; Modification; Waiver.  This Agreement and the exhibits and schedules attached hereto, as applicable, constitute the entire agreement between the Parties pertaining to the subject matter contained herein and therein, and supersedes all prior and contemporaneous agreements, representations and understandings of the Parties, whether written or oral.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all Parties.  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.  No waiver shall be binding unless executed in writing by the Party making the waiver.]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

APPS GENIUS CORP By: /s/ Adam Kotkin Name: Adam Kotkin Title: Chief Executive Officer	NICOLE POLIZZI (Confirming as to her services hereunder only) By: /s/ Nicole Polizzi Name: Nicole Polizzi
NEP SNOOKI ENTERPRISES, LLC By: /s/ Scott Talarico Name: Scott Talarico Title:	STARZ MANAGEMENT & PR By: /s/ Serge Knazev Name: Serge Knazev Title: Partner